Exhibit  99.1
Alliance BMP Limited Completes GP Corp. Joint Venture
Tuesday January 29, 7:00 am ET
Gains Potential Reach to 12,000 Hospitals, Pharmacies and Wholesalers in China
PLYMOUTH MEETING, Pa.—(BUSINESS WIRE)—Beijing Med-Pharm Corporation (NASDAQ: BJGP — News) today announced that Alliance BMP Limited, a UK-based investment vehicle 80 percent-owned by Alliance Boots Ltd., and 20 percent-owned by Beijing Med-Pharm, has completed its acquisition of a 50 percent stake in Guangzhou Pharmaceuticals Corporation (GP Corp.), one of the largest pharmaceutical wholesalers in China. The transaction involved a total capital investment of RMB 545 million ($74.6 million, as of the determination date for the closing payment) in cash paid to GP Corp. in exchange for a 50 percent ownership interest in GP Corp. Alliance BMP holds four of the eight GP Corp. board seats.
Stefano Pessina, Executive Chairman of Alliance Boots Ltd., commented “We are delighted to announce completion of this deal now that we have received all final approvals from the relevant authorities. China is an exciting market for us to enter and this joint venture is in line with our strategy of growing our international presence by penetrating important new geographical territories. Bringing together the experience of Alliance Boots with GP Corp.’s excellent local knowledge and market position will make GP Corp. a powerful business, well placed to benefit from both the rapid expansion of the Chinese healthcare market and further consolidation opportunities as they arise.”
“We are very excited to have completed this transaction,” stated David Gao, Chief Executive Officer of Beijing Med-Pharm. “GP Corp. is an excellent organization whose operations nicely complement ours and whose strong position in Guangzhou presents significant market penetration opportunities.” Gao reiterated, “We believe this accretive transaction helps to solidify our distribution presence in Guangzhou, which is one of the most exciting markets for healthcare products in Southern China. We also look forward to working closely with Alliance Boots, a proven market leader internationally and an integral part of this transaction.”
About Guangzhou Pharmaceutical Company Ltd.
Guangzhou Pharmaceutical Company Ltd. is principally engaged in the manufacture and sale of Chinese patent medicine; wholesale, retail, import and export of western and Chinese pharmaceutical products and medical apparatus; and research and development of natural medicine and biological medicine. Guangzhou Pharmaceutical Company Ltd is a state-owned pharmaceutical enterprise under the Guangzhou municipal government, the H shares of which were listed on the Hong Kong Stock Exchange in 1997 and the A shares of which were listed on the Shanghai Stock Exchange in 2001.
About Alliance Boots
Alliance Boots is an international pharmacy-led health and beauty group with two core businesses, pharmaceutical wholesale and retail pharmacy. Working in partnership with manufacturers and pharmacists, the Group delivers a range of products and services that help millions of consumers and patients look and feel their best. Formed on 31 July 2006, Alliance Boots is privately owned and employs around 105,000* people. It has a wholesale and distribution network serving more than 126,000* pharmacies, hospitals and health centres via over 360* depots in 15* countries and a network of approximately 3,100* outlets in nine* countries, of which over 2,800* have pharmacies. (*All figures include associates and affiliates.)
About Alliance BMP Limited
Alliance BMP Limited is a UK-based investment vehicle 80%-owned by Alliance Boots and 20%-owned by Beijing Med-Pharm.
About Beijing Med-Pharm Corporation

Beijing Med-Pharm Corporation, through its subsidiaries, is a pharmaceutical marketing and distribution company that is building a proprietary portfolio of branded pharmaceutical and healthcare products in China and is pursuing partnerships with other companies seeking to enter the Chinese pharmaceutical market. It is the only U.S. public company to offer industry partners a comprehensive suite of market-entry services in China that includes pre-market entry analysis, clinical trial management, product registration, market research, as well as pharmaceutical marketing and distribution. The company provides distribution services for a wide range of products, including Western medicines, traditional Chinese medicines, bio-chemical medicines, medical applications, branded generic pharmaceuticals, over-the-counter healthcare products, and home healthcare supplies and equipments. Beijing Med-Pharm’s proprietary portfolio primarily focuses on women’s health and pediatrics. The Company is headquartered in Plymouth Meeting, Pennsylvania. Visit www.beijingmedpharm.com.
Safe Harbor Statement
In addition to historical facts or statements of current condition, this press release contains forward-looking statements within the meaning of the “Safe Harbor” provisions of The Private Securities Litigation Reform Act of 1995, including statements regarding the expected benefits from the joint venture and accretion to Beijing Med-Pharm. Forward-looking statements provide Beijing Med-Pharm’s current expectations or forecasts of future events. Actual results could differ materially from those reflected in these forward-looking statements due to general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industries and the Chinese pharmaceutical market. Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect. Therefore, you should not rely on any such factors or forward-looking statements. Beijing Med-Pharm undertakes no obligation to update publicly any forward-looking statement.
Contact:
Beijing Med-Pharm Corporation
Fred M. Powell, 610-940-1675
Chief Financial Officer
or
Integrated Corporate Relations, Inc. (In the U.S.)
Investor Relations
Ashley Ammon MacFarlane and Christine Duan
203-682-8200
or
In Asia:
Investor Relations
Xuyang Zhang, 86 10 8523 3087